SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                               (Amendment No. 18)*


                         Longs Drug Stores Corporation
                    ---------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    ---------------------------------------
                         (Title of Class of Securities)

                                  543162101
                    ---------------------------------------


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Note).

CUSIP No. 543162101           13G            Page 2 of 5 Pages


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1. NAME OF REPORTING PERSON(s)
   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

   Vera M. Long, S.S. No.:   ###-##-####

-----------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Not Applicable
                                                       (a) [ ]
                                                       (b) [ ]

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3. SEC USE ONLY



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4. CITIZENSHIP OR PLACE OF ORGANIZATION

    USA


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   NUMBER OF   5.  SOLE VOTING POWER                   735,103
     SHARES
  BENEFICIALLY --------------------------------------------------------------
    OWNED BY   6.  SHARED VOTING POWER                 -0-
      EACH
  REPORTING    --------------------------------------------------------------
    PERSON     7.  SOLE DISPOSITIVE POWER              735,103
     WITH
               --------------------------------------------------------------
               8.  SHARED DISPOSITIVE POWER            3,000,000


-----------------------------------------------------------------------------
   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        3,735,103

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   10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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   11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.69%

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   12. TYPE OF REPORTING PERSON*

       IN


-----------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              13G            Page 3 of 5 Pages




Item 1.  (a)  Name of Issuer:
                                      Longs Drug Stores Corporation
              ---------------------------------------------------------------
         (b)  Address of Issuer's Principal Executive Offices:
                                             P.O. Box 5222
                                             Walnut Creek, California 94596
              ---------------------------------------------------------------
Item 2.  (a)  Name of Person Filing:
                                             Vera M. Long
              ---------------------------------------------------------------
         (b)  Address of Principal Business Office, or if None, Residence:
                                             P.O. Box 5222
                                             Walnut Creek, California 94596
              ---------------------------------------------------------------
         (c)  Citizenship:
                                             U.S.A.
              ---------------------------------------------------------------
         (d)  Title of Class of Securities:
                                             Common Stock
              ---------------------------------------------------------------
         (e)  CUSIP Number:
                                             543162101
              ---------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)  [ ] Broker or Dealer registered under Section 15 of the Act,

         (b)  [ ] Bank as defined in Section 3(a)(6) of the Act,

         (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

         (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(ii)(F); see Item 7,

         (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(1)(ii)(g); see Item 7,

         (h)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(i)(H).

                              13-G           Page 4 of 5 Pages

Item 4.  Ownership.

         If more than five percent of the class is owned, indicate:

         (a)  Amount beneficially owned:                        3,735,103
                                       --------------------------------------

         (b)  Percent of Class:                                     9.69%
                              -----------------------------------------------

         (c)  Number of shares as to which such person has:

                 (i)  Sole power to vote or to direct the vote  735,103
                                                             ----------------

                 (ii) Shared power to vote or to direct the vote   -0-
                                                               --------------

                 (iii) Sole power to dispose or to direct the disposition of
                                                                735,103
                       ------------------------------------------------------

                 (iv) Shared power to dispose or to direct the disposition of
                                                                3,000,000
                      -------------------------------------------------------

   Item 5.  Ownership of Five Percent or Less of a Class.       Not Applicable

   Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
                                                                Not Applicable

   Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.
                                                                Not Applicable

   Item 8.  Identification and Classification of Members of the Group.
                                                                Not Applicable

   Item 9.  Notice of Dissolution of Group.                     Not Applicable

   Item 10. Certification.                                      Not Applicable

    The Power of Attorney on file with the Commission dated February 9, 1979, appointing Robert M. Long in Fact for Vera M. Long for purposes of filings required by Section 13 and Section 16 of the Exchange Act of 1934, is hereby incorporated herein by reference.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:      February 1, 1999


Signature   s/Robert M. Long
            ___________________________________________________
              Vera M. Long, by Robert M. Long, Attorney in Fact